UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 9, 2016

POWERSECURE INTERNATIONAL, INC.

(Exact name of Registrant as specified in its charter)

Delaware	1-12014	84-1169358
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S Employer Identification No.)

1609 Heritage Commerce Court, Wake Forest, North Carolina	27587
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (919) 556-3056

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets.

On May 9, 2016, pursuant to the terms of an Agreement and Plan of Merger, dated as of February 24, 2016 (the “Merger Agreement”), by and among The Southern Company, a Delaware corporation (“Southern Company”), PSMS Corp., a Delaware corporation and wholly-owned subsidiary of Southern Company (“Merger Sub”), and PowerSecure International, Inc., a Delaware corporation (the “Company”), Southern Company completed its acquisition of the Company through the merger of Merger Sub with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger and becoming a wholly-owned subsidiary of Southern Company.

At the effective time of the Merger (the “Effective Time”), each share of the Company’s common stock, par value $0.01 per share (“Common Stock”), issued and outstanding immediately prior to the Effective Time (other than shares of Common Stock held by (i) the Company, Southern Company or their respective subsidiaries and (ii) stockholders of the Company who properly and validly exercised appraisal rights under Delaware law with respect to such shares), was cancelled and extinguished and converted into the right to receive $18.75 in cash, without interest (the “Merger Consideration”).

In addition, at the Effective Time, (i) all outstanding Company stock options were deemed to be fully vested and converted into the right to receive a cash payment equal to the excess of the Merger Consideration over the exercise prices of such stock options, (ii) all outstanding Company restricted shares and restricted stock units were deemed to be fully vested and converted into the right to receive the Merger Consideration (except for certain unvested restricted shares held by the Company’s Chief Executive Officer, which were converted into a stock award relating to shares of Southern Company), and (iii) all Company performance share units payable in shares of Common Stock were deemed vested at the target level of achievement and converted into the right to receive the Merger Consideration.

The foregoing description of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement, which was attached as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on February 25, 2016 and is incorporated herein by reference.

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

The information set forth in Item 2.01 of this report is incorporated by reference into this Item 3.01.

Prior to the Effective Time, shares of the Company’s Common Stock were listed and traded on the New York Stock Exchange (the “NYSE”) under the trading symbol POWR. In connection with the closing of the Merger, the parties requested that the NYSE file a Form 25 with the SEC to remove the Common Stock from listing on the NYSE and to terminate the registration of the Common Stock pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company intends to file a Form 15 with the SEC to terminate the registration of the Common Stock under the Exchange Act and suspend its reporting obligations under Section 13 and 15(d) of the Exchange Act.

Item 3.03	Material Modification to Rights of Security Holders.

The information set forth in Item 2.01 of this report is incorporated by reference into this Item 3.03.

Pursuant to the Merger Agreement and in connection with the consummation of the Merger, each outstanding share of Common Stock (except as described in Item 2.01) was cancelled and extinguished and converted into the right to receive the Merger Consideration. Upon the Effective Time, holders of common Stock immediately prior to the Effective Time ceased to have any rights as stockholders in the Company (other than their right to receive the Merger Consideration).

Item 5.01	Changes in Control of Registrant.

The information set forth under Item 2.01 of this report is incorporated by reference into this Item 5.01.

As a result of the Merger, a change in control of the Company occurred, and the Company became a wholly-owned subsidiary of Southern Company. Southern Company financed the Merger Consideration and relate fees and expenses incurred by Southern Company in connection with the Merger, totaling approximately $431 million, with available borrowings and cash.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

At the Effective Time, the certificate of incorporation and bylaws of the Company in effect immediately prior to the Effective Time were amended and restated in their entirety to read as the certificate of incorporation and bylaws of Merger Sub (except for (i) the name of the corporation, which was revised to “PowerSecure International, Inc.”, and (ii) the name of the incorporator, which was deleted, and (iii) to make other non-substantive technical changes). The Company’s amended and restated certificate of incorporation and bylaws, which are filed as Exhibits 3.1 and 3.2, respectively, hereto, are incorporated herein by reference.

Item 8.01	Other Events.

On May 9, 2016, the Company and Southern Company issued a joint press release announcing the completion of the Merger. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

3.1	Amended and Restated Certificate of Incorporation of PowerSecure International, Inc.

3.2	Amended and Restated Bylaws of PowerSecure International, Inc.

99.1	Joint Press Release of PowerSecure International, Inc. and The Southern Company, issued May 9, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POWERSECURE INTERNATIONAL, INC.

By:	/s/ Eric Dupont
Eric Dupont
Executive Vice President, Chief Financial Officer, Treasurer and Secretary

Dated: May 9, 2016

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